Exhibit 1.5

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this letter, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this letter.

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 2332)

20 April 2009

Dear Shareholder

INTERIM DIVIDEND AND PROPOSED SPIN-OFF BY WAY OF A DISTRIBUTION IN SPECIE OF, AND A SEPARATE LISTING OF, THE SHARES OF HUTCHISON TELECOMMUNICATIONS HONG KONG HOLDINGS LIMITED (STOCK CODE: 215) ON THE MAIN BOARD OF THE STOCK EXCHANGE OF HONG KONG LIMITED

We are writing to you in connection with an interim dividend by Hutchison Telecommunications International Limited (“HTIL”) to be satisfied by way of a distribution in specie (the “Distribution”) of the entire issued share capital of Hutchison Telecommunications Hong Kong Holdings Limited (“HTHKH”) and the proposed spin-off of HTHKH (the “Proposed Spin-off”) by HTIL and Hutchison Whampoa Limited (“HWL”) to be effected by way of the Distribution and the listing of the HTHKH shares of par value HK$0.25 each (“HTHKH Shares”) on the Main Board of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) by way of introduction (the “Introduction”), which were jointly announced by HTIL and HWL on 4 March 2009 and subsequently on 14 and 20 April 2009.

HTHKH

HTHKH and its subsidiaries (the “HTHKH Group”) operate GSM dual-band and 3G mobile telecommunications services in Hong Kong and Macau under the licensed “3” brand and provide fixed-line telecommunications services in Hong Kong under the licensed “HGC” brand. As at 31 December 2008, “3” is Hong Kong’s 3G market leader in terms of customer base. HGC is a Hong Kong based fixed-line connectivity provider focusing on the data communication needs of business and multinational customers, as well as the traffic demand of carriers from around the world.

The Distribution

Pursuant to the Distribution, if your name appears on either of the registers of members of HTIL on 30 April 2009 (an “HTIL Qualifying Shareholder”), being the record date for ascertaining entitlements to the Distribution (the “Distribution Record Date”), you will be entitled to one HTHKH Share for each HTIL share of par value HK$0.25 each (“HTIL Share”) held on the Distribution Record Date.

A Hutchison Whampoa Company

HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders (as defined below)) will receive one HTHKH Share for each HTIL Share held on the Distribution Record Date.

You will be regarded as an “HTIL Overseas Shareholder” if your registered address on either of the registers of members of HTIL is in a jurisdiction outside Hong Kong on the Distribution Record Date and in relation to whom the applicable laws, rules or regulations require additional registrations or compliance with other procedures before the Distribution may be effected in relation to you, which HTIL determines to be unduly burdensome or onerous on it, or in relation to whom HTIL determines, in its sole discretion, that there are other difficulties in effecting the Distribution; by reference to the registers of members of HTIL as at 14 April 2009, such jurisdictions shall exclude the United Kingdom and the British Virgin Islands. If you are an HTIL Overseas Shareholder, you will be entitled to the Distribution but will not receive the HTHKH Shares. Instead, you will receive a cash amount equal to the net proceeds of the sale by HTIL on your behalf of the HTHKH Shares to which you would otherwise be entitled pursuant to the Distribution after dealings in the HTHKH Shares commence on the Stock Exchange at the prevailing market price. The proceeds of such sale, net of expenses, will be paid to you in Hong Kong dollars.

The Distribution is conditional on:

(1)               the Stock Exchange approving the Proposed Spin-off; and

(2)     the Listing Committee of the Stock Exchange granting listing of, and permission to deal in, the HTHKH Shares in issue and any HTHKH Shares which may be issued pursuant to the exercise of the options granted under the share option scheme adopted by HTHKH on the Main Board of the Stock Exchange (the “Listing”),

on or prior to 30 June 2009.

On 9 April 2009, the Stock Exchange confirmed its approval of the Proposed Spin-off. If the condition in paragraph (2) above is not satisfied on or prior to 30 June 2009, the Distribution will not be made.

The HTHKH Share certificates are expected to be despatched to HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) on 7 May 2009 after the Stock Exchange grants its approval for the Listing, which is expected to be on the same day. In the event such Listing approval is not obtained on 7 May 2009, the HTHKH Share certificates will not be despatched on 7 May 2009 and dealings in the HTHKH Shares on the Stock Exchange will not commence on 8 May 2009. In such event, and before 9:00 a.m. on 8 May 2009, HTHKH will make an announcement of the above and of a revised timetable. Investors who trade in the HTHKH Shares prior to the receipt of the HTHKH Share certificates do so entirely at their own risk.

HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) who hold HTIL Shares through CCASS clearing participants will receive the HTHKH Shares through their respective brokers or custodians who are CCASS clearing participants.

The Introduction

The Introduction does not involve an offering of new HTHKH Shares or any other securities and no new proceeds will be raised pursuant to the Listing. By undertaking the Introduction on the Stock Exchange, HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) will have a liquid public market for the HTHKH Shares.

The Introduction is conditional upon the Listing Committee granting approval for the Listing. If this condition is not satisfied on or prior to 30 June 2009, the Distribution will not be made and the Introduction will lapse. HTHKH will announce on the next business day that the Distribution has not been made and the Introduction has lapsed.

Listing Document

We enclose an electronic format of the listing document of HTHKH (the “Listing Document”) which is published in connection with the Introduction solely for the purpose of giving information with regard to the HTHKH Group.

The Listing Document is being distributed in electronic format on CD-ROM to HTIL Shareholders. The CD-ROM may not be reproduced, redistributed or passed on, directly or indirectly, to any other person or published, in whole or in part, for any purpose. Neither the CD-ROM nor the Listing Document constitutes an offer of securities for sale in Hong Kong, the United States or elsewhere and is not, and should not be construed as, an inducement or encouragement to buy or sell any securities of HTHKH. Securities may not be offered or sold in the United States absent registration or an exemption from registration. By accepting the CD-ROM, HTIL Shareholders are deemed to agree to be bound by the foregoing restrictions.

The Listing Document will also be made available on the Stock Exchange’s website at www.hkexnews.hk.

If you do not have access to a personal computer and are therefore unable to view the electronic format of the Listing Document or would prefer to have a printed copy of the Listing Document, you can request for a printed copy of the Listing Document by contacting Goldman Sachs (Asia) L.L.C., the sponsor of the Introduction, or HTHKH’s Hong Kong share registrar, Computershare Hong Kong Investor Services Limited. Printed copies of the Listing Document will be provided free of charge and will be available for collection, during normal business hours, at the office of Goldman Sachs (Asia) L.L.C. at 68/F Cheung Kong Center, 2 Queen’s Road Central, Hong Kong or the office of Computershare Hong Kong Investor Services Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong from 20 April 2009 to 4 May 2009 (both days inclusive).

If you have any problem using the enclosed CD-ROM, you should contact Computershare Hong Kong Investor Services Limited during normal business hours from 20 April 2009 to 4 May 2009 (both days inclusive).

The contents of the Listing Document in electronic format on CD-ROM are identical to the contents of the Listing Document in printed form.

Further Information

The implementation of the Distribution, the Proposed Spin-off and the Introduction is subject to the condition described above. Accordingly, you are reminded to exercise caution when dealing in the securities of HTIL.

Yours faithfully

For and on behalf of the Board of

Hutchison Telecommunications International Limited

Edith Shih

Company Secretary

As at the date hereof, the directors of HTIL are Mr. LUI Dennis Pok Man, Mr. Christopher John FOLL, Mr. CHAN Ting Yu (also Alternate to Mr. Lui Dennis Pok Man) and Mr. WONG King Fai, Peter (Executive Directors); Mr. FOK Kin-ning, Canning (Chairman), Mrs. CHOW WOO Mo Fong, Susan (also Alternate Director to Mr. Fok Kin-ning, Canning and Mr. Frank John SIXT) and Mr. Frank John SIXT (Non-executive Directors); Mr. KWAN Kai Cheong, Mr. John W. STANTON and Mr. Kevin WESTLEY (Independent Non-executive Directors); Mr. WOO Chiu Man, Cliff (Alternate to Mr. Christopher John Foll) and

Mr. MA Lai Chee, Gerald (Alternate to Mr. Wong King Fai, Peter).